Schedule A to

Investment Management Agreement

Amended as of February 28, 2023

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)
Ashmore Emerging Markets Corporate Income Fund	0.85%
Ashmore Emerging Markets Local Currency Bond Fund	0.75%
Ashmore Emerging Markets Short Duration Fund	0.65%
Ashmore Emerging Markets Total Return Fund	1.00%
Ashmore Emerging Markets Equity Fund	1.00%
Ashmore Emerging Markets Small-Cap Equity Fund	1.25%
Ashmore Emerging Markets Frontier Equity Fund	1.50%
Ashmore Emerging Markets Active Equity Fund	1.00%
Ashmore Emerging Markets Equity ESG Fund	1.00%
Ashmore Emerging Markets Short Duration Select Fund	0.65%
Ashmore Emerging Markets Investment Grade Income Fund	0.70%
Ashmore Emerging Markets Corporate Income ESG Fund	0.85%

Dated as of: February       , 2023

[signature page follows]

[Schedule A to Investment Management Agreement]

IN WITNESS WHEREOF, the Trust and the Manager have each caused this amended Schedule A to the Investment Management Agreement to be signed on its behalf by its duly authorized representative, as of the date hereof.

ASHMORE FUNDS

By:
Name:	Matthew Butryman
Title:	Authorized Signatory

ASHMORE INVESTMENT ADVISORS LIMITED

By:
Name:	Paul Robinson
Title:	Authorized Signatory

Date:    February       , 2023

[Schedule A to Investment Management Agreement]